UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2021

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11455 El Camino Real, Suite 250
San Diego, California 92130
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 369-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00000002 par value	MEIP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On November 22, 2021, Mr. Kevan Clemens, a member of the Board of Directors (the “Board”) of MEI Pharma, Inc. (the “Company”) resigned from the Board, effective immediately.

The decision of Mr. Clemens to resign is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Appointment of New Director

On November 22, 2021, the Board appointed Mr. Sujay Kango to fill the vacancy on the Board resulting from the vacancy created by the resignation of Mr. Clemens. Mr. Kango was appointed to the Board because of his considerable commercialization and operational experience. Mr. Kango will serve for the remaining term of Mr. Clemens and will be a member of the class of directors whose terms each expire at the Company’s fiscal year 2023 annual meeting of stockholders, or until his earlier resignation or removal.

Mr. Kango is an experienced executive with more than 25 years’ experience in the pharmaceutical and biotechnology industries. He has held senior management positions where he has been instrumental in building commercial infrastructures and teams, while leading multiple global product launches. He joined Acceleron Pharma in 2018 where he most recently served as the Executive Vice President and Chief Commercial Officer and was responsible for establishing the company’s North America commercial presence for luspatercept. Mr. Kango has additionally led multiple global product launches across several therapeutic areas including oncology-hematology, rare diseases, immunology, and virology. Previously Mr. Kango was Vice President of Global Commercial Development for Oncology at AbbVie, prior to which he served as the Executive Vice President and Chief Commercial Officer at Infinity Pharmaceuticals. Mr. Kango also served as Vice President, Global Marketing, and Sales Operations at Onyx Pharmaceuticals, an Amgen subsidiary. Prior to Onyx, he held several leadership positions including Vice President Sales and Marketing-Oncology at Merck & Co., Global Commercial Leader-Procrit®/Eprex® at Ortho-Biotech, and various sales and marketing positions at Schering-Plough. Mr. Kango earned a B.S. in Microbiology and an M.B.A. from McNeese State University.

Mr. Kango will participate in the standard compensation program for non-employee directors, including, for his first year on the Board, prorated annual compensation. In connection with his services as a director, Mr. Kango received an initial stock option grant to purchase 25,000 shares of the Company’s common stock, which are subject to vesting over a three-year period and options to purchase 33,334 shares of the Company’s common stock as a pro-rated portion of the annual option grant made on July 1, 2021 to all of the other members of the Board for fiscal year 2021, under the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, which are subject to vesting in monthly installments over a twelve-month period, in each case, at an exercise price equal to the closing price of MEI Pharma common stock on November 22, 2021.

There are no related party transactions involving Mr. Kango that are reportable under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Kango and any other person pursuant to which Mr. Kango was selected as a director. There are no family relationships among any of the Company’s directors, executive officers and Mr. Kango.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release of MEI Pharma, Inc., dated November 23, 2021 announcing the resignation of Kevan Clemens and the appointment of Sujay Kango to the Board of Directors.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: November 23, 2021